Exhibit 5

Robert J. Connaughton, Jr.
Vice President and Chief Corporate Counsel
rconnaughton@arqule.com

Direct Tel. 781.994.0462
Direct Fax 781.994.0587

September 22, 2014

ArQule, Inc.
19 Presidential Way
Woburn, MA  01801

Ladies and Gentlemen:

I am rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by ArQule, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof.  The Registration Statement relates to 250,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”) offered pursuant to the provisions of the Company’s Amended and Restated 1996 Director Stock Option Plan (the “Plan”).

I am Vice President and Chief Corporate Counsel for the Company and have acted in connection with the preparation of the Registration Statement.  I am familiar with the proceedings taken by the Company regarding authorization, issuance and sale of the Shares.  I have examined all such corporate records of the Company as I consider necessary to enable me to render this opinion including the Plan, the Company’s Restated Certificate of Incorporation, its By-laws, and votes of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as I deemed necessary for rendering the opinions hereinafter expressed.  The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.
I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all original documents, and the conformity to original documents of all copies.

B.
I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C.	I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.

D.
I have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the general corporation law of the State of Delaware and the Company’s Restated Certificate of Incorporation, as amended, and By-laws, as amended.

E.
The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and I can give no assurances that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

F.
I express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States.  As to matters governed by the laws specified in the foregoing sentence, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.  I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

Based on the foregoing and upon the assumptions that there will be no material changes in the documents I have examined and the matters investigated referred to above and that there are sufficient authorized but unissued shares of Common Stock available at the time of issuance or sale, I am of the opinion that upon the issuance and delivery of the Shares upon the exercise of options granted under the Plan in accordance with the terms of such options and the Plan, and upon the Company’s receipt of the full exercise price therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the Plan, the Shares will be validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein and is given for the sole benefit and use of the Company. This letter speaks only as of the date hereof. I undertake no responsibility to update or supplement it after such date.

I hereby consent to filing of this opinion as Exhibit 5 to the Registration Statement.  By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Robert J. Connaughton, Jr., Esq.

Robert J. Connaughton, Jr., Esq.